EXHIBIT 4.03

This exhibit is an English Translation of a foreign language document. The Company hereby agrees to furnish to the SEC, upon request, a copy of the foreign language document.

Registered «	01	»	November	20	21

Securities Issue Registration Number
4B02-02-00430-R-001P

Moscow Stock Exchange PSJC
(registering entity name)

RESOLUTION TO ISSUE SECURITIES

Freedom Finance Investment Company
Limited Liability Company

(issuer full name)

exchange-traded, non-documentary, interest-bearing, non-convertible, collective safe custody bonds of P01-02 series, with a par value of 1,000 (one thousand) US dollars each, with a maturity of 1,820 (one thousand eight hundred and twentieth) days from start date for the placement of exchange-traded bonds, placed by public subscription under the Exchange-Traded Bonds Program of the P01 series with identification number: 4-00430-R-001P-02E dated October 16, 2019

(type, category, series and other identification features of the securities to be placed)

based on resolution	on approval of the P01 Series Exchange-traded Bonds Program
(securities placement resolution)
approved by	The sole member of Freedom Finance IC LLC on October 10, 2019
(issuer's management body that approved the resolution to place the securities)
Resolution dated	October 10, 2019 No. 10/10/19-001

Issuer's place of location (in accordance with its charter): Moscow, Russian Federation

Freedom Finance IC LLC General Director Acting Ex Officio
V.A. Pochekuev

The following terms will be used hereinafter:
Issue Standards mean Securities Issue Standards Regulation of the Bank of Russia dated December 19, 2019 No. 706-P.
Program means P01 Series Exchange-traded Bonds Program with identification number 4-00430-R-001P-02E dated October 16, 2019, under which this issue of the exchange-traded bonds is placed.
Resolution to issue the exchange-traded bonds means this Resolution to issue the securities vesting the totality of property and non-property rights in relation to this issue of the exchange-traded bonds placed under the Program.
Exchange-traded bonds terms of placement mean document containing the terms and conditions of the exchange-traded bonds placement.
Exchange-traded bond (s) means exchange-traded bond (s) placed within the framework of the Program in accordance with this Resolution to issue the exchange-traded bonds.
Issuer means Freedom Finance Investment Company Limited Liability Company, Freedom Finance IC LLC.
News Feed means an information resource updated in real time and provided by an information agency accredited by the Bank of Russia to perform disclose of information about securities and other financial instruments.
Web Page means a page on the Internet provided to the Issuer by one of the accredited agencies at: http://www.e-disclosure.ru/portal/company.aspx?id=37687.
Other terms used herein have the meanings defined in the Program.
In all cases when this Resolution to issue the exchange-traded bonds contains references to individual clauses of the Program or to the Program as a whole, the provisions of the Program are applied in accordance with clause 18 of the Program, taking into account the changed mandatory requirements of the legislation of the Russian Federation in connection with the changes made to the current legislation of the Russian Federation on the basis of Federal Law No. 514-FZ dated December 27, 2018 “On Amendments to the Securities Market Federal Law and Certain Legislative Acts of the Russian Federation in Relation to Improving the Legal Regulation of the Securities Issuance”. In particular, the provisions of the Program related to the documentary securities and securities certificates are not applicable to the Exchange-traded bonds, and in accordance with the Securities Market Federal Law No. 39-FZ dated April 22, 1996, the Resolution to issue the exchange-traded bonds and the Exchange-traded bonds terms of placement are prepared in relation to the Exchange-traded bonds instead of the Terms of issue stipulated by the Program.

1.Type, category, series and other identification features of the securities
Type of securities: exchange-traded bonds.
Other identification features of the securities to be placed: exchange-traded, non-documentary, interest-bearing, non-convertible, collective safe custody bonds of P01-02 series.

2.Bonds Custody Method
Collective safe custody.

Information about depository performing collective safe custody of the bonds:
Full corporate name: National Settlement Depository Non-Banking Credit Organization Joint-Stock Company
Abbreviated corporate name: NSD NBCO JSC
Location: Moscow, Russian Federation
PSRN: 1027739132563
In case of NSD NBCO JSC (hereinafter also referred to as NSD) winding-up due to its corporate restructuring, its legal successor performs custody of the Exchange-traded bonds. All references to NSD NBCO JSC or NSD include NSD NBCO JSC and its legal successor.
Custody and certification of rights to the Exchange-traded bonds, custody and certification of the Exchange-traded bonds, including encumbrance on the Exchange-traded bonds, is performed in NSD and other depositories that record rights to the Exchange-traded bonds, except for NSD.

3.Par value of each security of the issue
1,000 (one thousand) US dollars.

4.Rights of the each security holder
4.1.Preferred shares:
Not applicable. The placed securities are not preferred shares.

4.2.For bonds, the right of the bond holder to receive the par value of the bond from the issuer within the period specified or another property equivalent, and the right to receive a fixed percentage or other property rights may also be indicated:
The information to be indicated in this paragraph is given in paragraph 7 of the Program.

4.2.1.If the bonds are secured by collateral, indicate the rights of bondholders arising from such collateral in accordance with the terms of collateral stipulated herein, as well as the transfer of rights to a secured bond implies transfer of all rights arising from such collateral to the new holder (acquirer). Indicate that the transfer of rights arising from the collateral provided is invalid without the transfer of rights to the bond:
The Exchange-traded bonds are not secured by collateral.

4.2.2.For structured bonds, indicate the right of structured bondholders to receive payments thereon depending on the occurrence or non-occurrence of one or more circumstances designated by the resolution to issue the structured bonds:
Not applicable. Exchange-traded bonds are not structured bonds.

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4.2.3.For bonds without maturity, indicate this circumstance, as well as the issuer's right to unilaterally refuse to pay interest on such bonds:
Not applicable. Exchange-traded bonds are not bonds without maturity.

4.3.For mortgage-backed bonds, indicate the rights of bondholders arising from the pledge of mortgage coverage in accordance with the terms of such pledge stipulated herein, as well as the transfer of rights to the mortgage-backed bond implies transfers of all the rights arising from the pledge of mortgage coverage to the new holder (acquirer). Indicate that the transfer of rights arising from the pledge of mortgage coverage is invalid without the transfer of rights to the mortgage-backed bond:
Not applicable. Exchange-traded bonds are not mortgage-backed bonds.

4.4.For issuer options, indicate the following information:
Not applicable. Exchange-traded bonds are not issuer options.

4.5.If the securities to be placed are convertible securities, indicate the following information:
Not applicable. Exchange-traded bonds are not convertible securities.

4.6.If the securities to be placed are securities intended for qualified investors, indicate such circumstance. Indicate the features related to the custody and transfer of rights to such securities stipulated by the laws of the Russian Federation:
Not applicable. Exchange-traded bonds are not securities intended for qualified investors.

If there are other restrictions to the securities of this issue, indicate the features associated with the custody and transfer of rights to such securities.
The right to Exchange-traded bond passes to the acquirer from the date of making a credit entry on the acquirer's securities account. The rights vested by the Exchange-traded bond pass to its acquirer from the date of transfer of the rights to such security.
There are no other restrictions to the Exchange-traded bonds.

5.Procedure, terms and conditions for redemption of bonds and payment of yields on bonds
5.1.Bond redemption form
Indicate the bond redemption form (cash, in kind, conversion), as well as the possibility and conditions for the bondholders choice of the redemption form.
Redemption of the Exchange-traded bonds is made in cash in US dollars by bank transfer.
No possibility to choose the redemption form of the Exchange-traded bonds.
If the bonds are redeemed in kind, indicate the information on related property.
Exchange-traded bonds are not redeemed in kind.

5.2.Bond maturity
Indicate the bonds maturity date or the procedure for its determination, or indicate that the maturity date is not determined for the bonds.
The Exchange-traded bonds are redeemed at par value on the 1,820th (One thousand eight hundred and twentieth) day from the date of commencement of placement of the Exchange-traded bonds (hereinafter referred to as the Redemption Date).
Dates of beginning and end of redemption of the Exchange-traded bonds coincide.
If the Redemption Date falls on a non-business day, the due amount shall be transferred on the first business day following the Redemption Date. The holder of the Exchange-traded bonds has no right to demand accrual of interest or any other compensation for such a delay in payment.

5.3.Procedure, terms and conditions for redemption of bonds
Indicate the procedure, terms and conditions for redemption of bonds:
Redemption of the Exchange-traded bonds is made in cash in US dollars by bank transfer.
Exchange-traded bonds are collective safe custody securities.
Redemption of the Exchange-traded bonds is made in accordance with the procedure established by the current laws of the Russian Federation.
The holders of the Exchange-traded bonds and other persons exercising rights under the Exchange-traded bonds in accordance with federal laws receive due redemption payments under the Exchange-traded bonds through a depository that performs custody of securities, of which they are depositors.
Custody agreement between the depository that performs custody of the securities and the depositor must contain the procedure for transferring payments on securities to the depositor.
The Issuer fulfills the redemption payment obligation under the Exchange-traded bonds by transferring funds to NSD, which performs collective safe custody of the bonds. Such obligation is considered to be fulfilled by the Issuer from the date of crediting the funds to NSD's account.
The depository transfers the redemption payment under the Exchange-traded bonds in accordance with the procedure stipulated by Article 8.7 of the Securities Market Federal Law No. 39-FZ of April 22, 1996, taking into account specifics depending on the Exchange-traded bonds custody method.
Also, the coupon yield for the last coupon period is paid upon redemption of the Exchange-traded bonds.
Upon redemption of the Exchange-traded bonds, the bondholders are paid 100% (One hundred percent) of the Exchange-traded bonds par value. On the Exchange-traded bonds redemption date, the coupon yield for the last coupon period is also paid.
Upon redemption, the Exchange-traded bonds are written-off from the securities accounts subject to the Issuer's fulfillment of all obligations to the holders of the Exchange-traded bonds to redeem the par value of the Exchange-traded bonds and pay coupon yield thereon for all coupon periods.
The Exchange-traded bonds are not redeemed in kind.

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5.3.1.Procedure for determining payments for each structural bond upon its redemption
Not applicable. Exchange-traded bonds are not structural bonds.

5.4.Procedure for determining the yield to be paid on each bond
The yield on the Exchange-traded bonds is the amount of coupon yields accrued for each coupon period as a percentage of the par value of the Exchange-traded bonds and is paid on the end date of the relevant coupon period.
Exchange-traded bonds have 20 (twenty) coupon periods.
The duration of each of the coupon periods is set equal to 91 (Ninety-one) days.

Procedure for determining coupon periods
The start date of each coupon period is determined by the following formula:
CPSD(i) = PCD + 91*(i-1), where
PCD - Exchange-traded bonds placement commencement date;
i - sequence number of the relevant coupon period (i = 1,2,3...20);
CPSD(i) - i-th coupon period start date.

The end date of each coupon period is determined by the following formula:
CPED(i) = DNR + 91*i, where
PCD - Exchange-traded bonds placement commencement date;
i - sequence number of the relevant coupon period (i = 1,2,3...20);
CPED(i) - i-th coupon period end date.

Procedure for determining the amount of yield to be paid on each coupon
The amount of coupon yield for each i-th coupon period per one Exchange-traded bond is calculated according to the following formula:
CYi = Ci * Nom * (CPED(i) -CPSD(i)) / (365 * 100%),
where
CYi - value of the coupon yield on each Exchange-traded bond for the i-th coupon period in US dollars;
Nom - par value of one Exchange-traded bond in US dollars;
Ci - interest rate for the i-th coupon period, per annum;
CPSD(i) - i-th coupon period start date;
CPED(i) — i-th coupon period end date;
i — serial number of coupon period (i = 1,2,3...20).

CYi is calculated with an accuracy of the second decimal place (the second decimal place is rounded according to the rules of mathematical rounding: if the third decimal place is greater than or equal to 5, the second decimal place is increased by one, if the third decimal place is less than 5, the second decimal place is not changed).

Procedure for determining the interest rate for the first coupon
The interest rate for the first coupon is determined by the authorized management body (authorized official) of the Issuer prior to the Exchange-traded bonds placement commencement date and is disclosed in the manner stipulated in paragraph 11 of the Program.

Procedure for determining the interest rate for coupons starting from the second
Interest rates for coupons, starting from the 2nd (Second) to the 20th (Twentieth) inclusive, are determined by the authorized management body (authorized official) of the Issuer before the placement commencement date in accordance with the procedure designated in sub-clause “a” of clause 9.3 of the Program.
Information about the interest rates for coupons, from the 2nd (Second) to the 20th (Twentieth) inclusive, is disclosed in the manner stipulated in paragraph 11 of the Program.
Prior to the Exchange-traded bonds placement commencement date, the Issuer informs the Exchange and NSD of the decisions made, including certain rates.
Other information to be specified in this clause is given in clause 9.3 of the Program.

5.5.Procedure and term of yield payment
Indicate the period (date) of yield payment on bonds or the procedure for its determination.
Coupon yield on the Exchange-traded bonds accrued for each coupon period is paid on the end date of the related coupon period. Payment (transfer) of coupon yield on the Exchange-traded bonds is made in cash in US dollars by bank transfer.
The procedure for determining the end date of each coupon period for the Exchange-traded bonds is stipulated in clause 5.4 hereof.
If the coupon period end date falls on a non-business day, the transfer of the appropriate amount is made on the first business day following the coupon period end date. The holder of the Exchange-traded bonds has no right to demand accrual of interest or any other compensation for such a delay in payment.

Indicate the procedure for yield payment on bonds, including the procedure for payment (transfer) of yield on bonds in kind, if the bonds provide for yield in kind.
The yield on Exchange-traded bonds is paid in accordance with the procedure established by the current laws of the Russian Federation.
Coupon yield on the Exchange-traded bonds is paid in cash in US dollars by bank transfer.
No payment (transfer) of yield on Exchange-traded bonds in kind.
The bondholders and other persons exercising rights under the Exchange-traded bonds in accordance with federal laws receive yield under the Exchange-traded bonds through a depository that performs custody of securities, of

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which they are depositors.
Custody agreement between the depository that performs custody of the securities and the depositor must contain the procedure for transferring payments on securities to the depositor.
The Issuer fulfills the redemption payment obligation under the Exchange-traded bonds by transferring funds to NSD, which performs collective safe custody of the bonds. Such obligation is considered to be fulfilled by the Issuer from the date of crediting the funds to NSD's account.
The depository transfers the yield payment under the Exchange-traded bonds in accordance with the procedure stipulated by Article 8.7 of the Securities Market Federal Law No. 39-FZ of April 22, 1996, taking into account specifics depending on the Exchange-traded bonds custody method.
Coupon yield on unplaced Exchange-traded bonds or on Exchange-traded bonds transferred to the Issuer's account with NSD is neither accrued nor paid.

5.6.Procedure and conditions for early redemption of bonds
There is a possibility of early redemption of the Exchange-traded bonds at the request of the bondholders.
Early redemption (including partial early redemption) of the Exchange-traded bonds at the discretion of the Issuer is not provided.
Early redemption of the Exchange-traded bonds is allowed only after its full payment.
Exchange-traded bonds redeemed by the Issuer ahead of schedule cannot be offered again.

5.6.1Early redemption of bonds at the request of bondholders
The possibility of early redemption of the Exchange-traded bonds at the request of bondholders is provided in the manner and on the terms established by the current laws of the Russian Federation.
Early redemption of the Exchange-traded bonds at the request of bondholders is made in cash in US dollars by bank transfer.
Other information to be specified in this clause is given in clause 9.5.1 of the Program.

5.6.2Early redemption of bonds at the discretion of the issuer
Early redemption (including partial early redemption) of the Exchange-traded bonds at the discretion of the Issuer is not provided.

For bonds without maturity date, indicate that bondholders are not entitled to demand early redemption of such bonds, including on the grounds stipulated in Article 17.1 of the Securities Market Federal Law.
The Exchange-traded bonds are not bonds without maturity date.

For bonds where the issuer identifies this bond issue using the words “green bonds” and/or “social bonds” and/or “infrastructure bonds”, indicate the right of bondholders to claim early redemption of their bonds, if the issuer breaches the condition on the intended use of funds received from the placement of bonds designated herein.
The Issuer does not identify the Exchange-traded bonds of this issue as “green bonds”.
The Issuer does not identify the Exchange-traded bonds of this issue as “social bonds”.
The Issuer does not identify the Exchange-traded bonds of this issue as “infrastructure bonds”.
5.7.Information about paying agents for bonds
No paying agent has been appointed as of the date of signing the Resolution to issue the Exchange-traded bonds. The Issuer may appoint paying agents and revoke such appointments:
- in case of early redemption of the Exchange-traded bonds at the request of bondholders in accordance with clause 9.5.1 of the Program;
- when making targeted payments in favor of holders of Exchange-traded bonds in other cases stipulated by the current laws of the Russian Federation.
The Issuer may not simultaneously appoint several paying agents for the issue of the Exchange-traded bonds.

Procedure for disclosure information about such actions
Information about the appointment of a paying agent by the Issuer and the revoke of such appointments shall be disclosed by the Issuer in the form of notice within the following terms from the date of execution of the agreement, on the basis of which the Issuer engages an organization that provides it with intermediary services in the performance of obligations under the Exchange-traded bonds, and if such agreement enters into force not from the date of its execution, from the date of its entry into force:
–in the News Feed - no later than 1 (One) business day.

5.8.Termination of obligations of the credit institution - issuer to pay the amount of the principal debt and unpaid interest (coupon) on bonds, as well as financial sanctions for default in fulfillment of obligations on bonds.

5.8.1.Termination of obligations under the bonds
The Issuer is not a credit institution. The possibility of termination of obligations under the Exchange-traded bonds is not provided.

5.8.2.Debt release on bonds of subordinated bond loan
The Issuer is not a credit institution. The possibility of debt release on the Exchange-traded bonds is not provided.

6.Information on the acquisition of bonds
Indicate the possibility of the issuer to acquire the bonds by agreement with bondholders and (or) at the request of the bondholders with possibility of its subsequent offering. If such a possibility is established, indicate the procedure and conditions for acquiring the bonds are also indicate, including the term (procedure for determining the term) for

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acquiring the bonds, the procedure for the authorized body of the issuer to make a decision on acquiring the bonds, the procedure for disclosing information by the issuer on the conditions and results of acquiring the bonds, as well as other conditions for acquiring the bonds.
No possibility of the issuer to acquire the Exchange-traded bonds at the request of the bondholders with possibility of its subsequent offering.
No possibility of the issuer to acquire the Exchange-traded bonds by agreement with bondholders.

7.Information about securing the bonds obligations
7.1.Type of collateral
No collateral is provided for the Exchange-traded bonds.

7.2.Information about person, who provides collateral against bonds obligations
No collateral is provided for the Exchange-traded bonds.

7.3.Terms and conditions of collateral against bonds obligations
No collateral is provided for the Exchange-traded bonds.

7.4.Information about the order of security for the bonds obligations secured by the same collateral as provided for bonds of this issue is provided at the discretion of the issuer.
No collateral is provided for the Exchange-traded bonds.

8.Intended use of funds received from the placement of bonds
8.1.If the Issuer identifies the this bond issue using the words “green bonds”
The Issuer does not identify the Exchange-traded bonds of this issue as “green bonds”.

8.2.If the Issuer identifies the this bond issue using the words “social bonds”
The Issuer does not identify the Exchange-traded bonds of this issue as “social bonds”.

8.3.If the Issuer identifies the this bond issue using the words “infrastructure bonds”
The Issuer does not identify the Exchange-traded bonds of this issue as “infrastructure bonds”.

9.Information about representative of bondholders
If the issuer, before the date of signing hereof, designates the representative of the bondholders, indicate the full corporate name (for business entities) or the name (for non-profit organizations) - representative of the bondholders, its location, the PSRN (including the date of its assignment) and TIN.

The representative of the holders of the Exchange-traded bonds is designated:
Full corporate name: REGION Finance Limited Liability Company
Location: Moscow, Russian Federation
TIN: 7706761345
PSRN: 1117746697090
Date of PSRN assignment: September 02, 2011

Indicate the obligations of the bondholders' representative stipulated hereby.
In the exercise of its rights and performance of obligations, the representative of the Exchange-traded bonds holders should act in the interests of all the Exchange-traded bonds holders in good faith and reasonably. The representative of the Exchange-traded bonds holders may involve other persons for the performance of its obligations. In this case, the representative of the Exchange-traded bonds holders is liable for the actions of such persons as for its own.
The obligations of the representative of the Exchange-traded bonds holders are stipulated by the Securities Market Federal Law No. 39-FZ of April 22, 1996.
Other obligations of the representative of the Exchange-traded bonds holders are not stipulated hereby.

10.Obligation of the Issuer
The Issuer undertakes to ensure the rights of the Exchange-traded bonds holders provided that they comply with the procedure for exercising such rights stipulated by the laws of the Russian Federation.

11.Obligation of persons, who provides collateral for bonds
No collateral is provided for the Exchange-traded bonds.

12.Other information
12.1.The depository and the depositor independently assess and bear the risk that the governing law of the credit institution with which they have opened a currency bank account in the currency in which settlements on the Exchange-traded bonds are made, or the governing law of the credit institution whose correspondent account is to be used to pay yield on the Exchange-traded bonds in cash and other cash payments due to the holders of such securities, or a prohibition or other restriction imposed by government or other authorized bodies, may prohibit such credit institution from participating in the transfer of funds intended for such payments on the Exchange-traded bonds.
The purchaser of the Exchange-traded bonds independently assesses and bears the risk that the governing law of the depository, in which he/she opened a securities account intended for custody of the Exchange-traded bonds or the governing law of the depository, on whose securities account the Exchange-traded bonds transaction is to be performed, or a prohibition or other restriction imposed by government or other authorized bodies may prohibit such depository from facilitating financing in the Issuer's Exchange-traded bonds.

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The purchaser of the Exchange-traded bonds independently assesses and bears the risk that his/her governing law, prohibition or other restriction imposed by government or other authorized bodies may prohibit him/her from investing funds in the Exchange-traded bonds or the governing law of the credit institution with which such person opens a bank account or governing law of credit institution whose correspondent account is to receive yield on Exchange-traded bonds in cash and other payments due to the holder of such securities, or a prohibition or other restriction imposed by government or other authorized bodies may prohibit such credit institutions from participating in the transfer of funds intended for such payments on the Exchange-traded bonds.

12.2.As of the date of signing hereof, the US dollar exchange rate set by the Bank of Russia is 71.0555 rubles per 1 (One) US dollar.

12.3.Other information to be included in the Resolution to issue the exchange-traded bonds in accordance with the Issue Standards, as well as other information disclosed by the Issuer at its own discretion is given in clause 18 of the Program.

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